HERCULES INCORPORATED

                                     NOTICE OF ANNUAL MEETING
                                     OF STOCKHOLDERS TO BE
                                     HELD ON APRIL 28, 1994
                                     AND PROXY STATEMENT

                            Hercules Incorporated
                                Hercules Plaza
                          Wilmington, DE 19894-0001
                                                                March 14, 1994

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                            HERCULES INCORPORATED
                               Hercules Plaza
                          Wilmington, DE 19894-0001
                                                             March 14, 1994
  Dear Stockholder:
      Our 1994 Annual Meeting of Stockholders will be held on THURSDAY, APRIL 28, 1994, at 11 a.m., local time, at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware. We hope that you will be able to attend. Please note, however, that due to the seating capacity at the Delaware Art Museum, admittance to the Annual Meeting will be by ticket only on a first come, first served basis. You may request a ticket by checking off the appropriate box on your proxy card. If you arrive at the Annual Meeting without a ticket, you will be seated if space is available.
      The Notice of Meeting and Proxy Statement following this letter describe the business to be transacted at the Annual Meeting. This year you are being asked to elect directors and ratify the appointment of independent accountants.
      I plan, as is our custom, to give a report on the activities of Hercules. You will have the opportunity to comment on and ask questions about the affairs of Hercules that may be of interest to stockholders generally. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, please vote, sign, date and return your proxy card at your earliest convenience. This will not prevent you from voting your shares in person if you do attend the Annual Meeting.
                                          Sincerely,
                                          Thomas L. Gossage
                                          Chairman of the Board, President
                                          and Chief Executive Officer
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
                            HERCULES INCORPORATED
                                Hercules Plaza
                          Wilmington, DE 19894-0001

NOTICE of
Annual Meeting of Stockholders
to Be Held April 28, 1994

The Annual Meeting of Stockholders of Hercules Incorporated will be held on THURSDAY, APRIL 28, 1994, at 11 a.m., local time, at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware, for the following purposes:

    * To consider and take action upon the following matters in the proxy statement:

      -- The election of four directors, each for a term of three years.

      -- The ratification of the appointment of Coopers & Lybrand as independent accountants for 1994.

    * To transact such other business as may properly come before the Annual Meeting.

    Stockholders of record at the close of business on March 1, 1994, will be entitled to vote at the Annual Meeting or any adjournments thereof.

                                           By order of the Board of Directors,
Wilmington, Delaware
March 14, 1994
                                                         Israel J. Floyd, Esq.
                                                           Corporate Secretary

                                                         HERCULES INCORPORATED
                                                                Hercules Plaza
                                                     Wilmington, DE 19894-0001
                               PROXY STATEMENT

                        Annual Meeting of Stockholders
                                April 28, 1994

                             GENERAL INFORMATION

    The Board of Directors of Hercules Incorporated (the "Board") requests your proxy and/or voting instruction, in the form of the accompanying proxy/ voting instruction card ("proxy card"), for use at Hercules' 1994 Annual Meeting of Stockholders to be held on Thursday, April 28, 1994, and any adjournments thereof (the "Annual Meeting"). A copy of the notice of the 1994 Annual Meeting precedes this Proxy Statement.

    You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to sign and date the accompanying proxy card and return it in the prepaid reply envelope provided for such purposes. Your execution and return of the proxy card will not in any way affect your right to attend the Annual Meeting and vote in person the shares you are entitled to vote in the event that you later find it convenient to attend the Annual Meeting. A stockholder giving a proxy has the right to revoke it at any time before it is voted at the Meeting.

    Only stockholders of record of common stock issued by Hercules ("Common Stock") at the close of business on March 1, 1994, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to one vote for each share on each matter to be voted upon at the Annual Meeting. As of that date and time, Hercules had issued and outstanding 40,609,408 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The specific vote requirements for the matters being submitted to a stockholders' vote at the Annual Meeting are provided under the description of each matter set forth elsewhere in this Proxy Statement.

    PLEASE NOTE THAT SEATING IS LIMITED AND ADMISSION TO THE ANNUAL MEETING IS BY TICKET ONLY. If you would like to attend and you are a stockholder as of the record date, please check the appropriate box on your proxy card for a ticket. If, however, your shares are held in the name of a broker or other nominee, please notify the Corporate Secretary and bring with you a proxy or letter from that firm confirming your ownership of shares.

    The number of shares designated on the accompanying proxy card represents the total number of shares held in your name on the record date, including any shares held in Hercules' automatic dividend reinvestment service and/or one or more of its executive compensation plans or employee benefit plans. The total number also includes shares for which you have voting power that are credited to your savings plan account held in custody by the trustee.

    If you receive in separate mailings more than one proxy card, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed by you to ensure that all your shares are voted.

    This Proxy Statement, the accompanying proxy card and Hercules' Annual Report to Stockholders, containing financial statements reflecting the financial position and results of Hercules for 1993, are being distributed together commencing on or about March 14, 1994.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE PROXY CARD. HOWEVER, IT IS NOT NECESSARY TO MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS; MERELY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, POSTAGE FOR WHICH HAS BEEN PREPAID.

    Except as noted hereinafter with respect to participation in Hercules' automatic dividend reinvestment plan or savings plans, the following proxy procedure will apply. When proxy cards are returned properly signed, the shares represented thereby will be voted in accordance with your directions. Please specify your choices by marking the appropriate boxes on the accompanying proxy card. If you return a proxy card properly signed, but do not indicate your voting preferences, Hercules has been informed by the persons named on the front of the proxy card that they will vote your shares
FOR:

    1. The election of the four (4) nominees for director, each for a term of three years;

    2. The ratification of the appointment of Coopers & Lybrand as Hercules' independent accountants for 1994.

    As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than the items referred to in this proxy statement. However, please note that except as to shares, if any, credited to your account under the Hercules Incorporated Employee Savings Plan or the Hercules Incorporated Savings and Investment Plan, the accompanying proxy card, when properly executed, confers discretionary authority on the persons named on the face of the proxy card to vote in accordance with their judgment the shares represented thereby on any matter that was not known on the date of this Proxy Statement but that may properly be presented for action at the Annual Meeting.

    Abstentions and Broker Non-votes: Votes cast at the Annual Meeting will be counted by The Corporation Trust Company, who have been appointed by Hercules to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of Common Stock represented by a properly executed and returned proxy card as present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes with respect to particular proposals will not affect the determination of a quorum.

    Directors will be elected by the majority vote of the shares of Common Stock then issued and outstanding and entitled to vote at the Annual Meeting. Accordingly, votes withheld as to the election of directors will have the same effect as votes against each election. All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote thereat; therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not, however, be deemed to be part of the voting power present with respect to such proposals and will not therefore count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

    Confidentiality: Proxies, ballots and voting tabulations that identify individual participants are kept confidential. Such items are available for examination only by the inspectors of election and certain employees associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements. Additionally, all comments directed to management from stockholders, whether written on the proxy card or elsewhere, will be forwarded to management in a form that does not permit identification of the stockholder unless expressly stated otherwise.

    Automatic Dividend Reinvestment and Savings Plan Shares: If you participate in Hercules' automatic dividend reinvestment plan, the number of uncertificated, whole shares credited to your account on the record date are included in the total number of shares shown on the proxy card. If you participate in any of the savings plans sponsored by Hercules or any of its subsidiaries, the number of uncertificated, whole shares credited to your account on the record date, which is December 31, 1993, for the savings plans, are also included in the total number of shares shown on the proxy card. The shares in both the dividend reinvestment plan and the savings plans will be voted in accordance with your voting instructions, if any, indicated on the properly signed proxy card returned by you to Hercules. If you return a proxy card properly signed, but do not indicate your voting preferences, Hercules has been advised by the administrator of the automatic dividend reinvestment plan and the trustee of each of the savings plans that shares represented by your proxy card will be voted in favor of each of the nominees for directors, each for a term of three years, and the ratification of the appointment of Coopers & Lybrand as accountants for 1994. IF A PROPERLY SIGNED PROXY CARD IS NOT RECEIVED, THE SHARES HELD IN YOUR ACCOUNT IN THE AUTOMATIC DIVIDEND REINVESTMENT PLAN WILL NOT BE VOTED, HOWEVER; THE SHARES HELD BY THE TRUSTEE FOR THE SAVINGS PLAN SHARES WILL BE VOTED IN PROPORTION TO THE WAY THAT THE OTHER PARTICIPANTS HAVE VOTED THEIR PROXIES.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

PRINCIPAL STOCKHOLDERS

    Oppenheimer Group, Inc., and The Travelers, Inc. have reported holdings, as of December 31, 1993, of 3,708,967 shares and 2,272,753 shares, respectively, of Common Stock. This amount represents 8.9% and 5.5%, respectively, of all Hercules shares outstanding. Apart from these holdings, Hercules knows of no other beneficial owner of, or group that owns, 5% or more of Common Stock.

DIRECTORS AND OFFICERS

    According to information confirmed by them, none of the nominees, directors or other individuals named in the table below (including the five most highly compensated officers) beneficially owned (as defined by Securities and Exchange Commission rules) as much as one percent (1%) of the Common Stock outstanding as of March 1, 1994; and all nominees for directors, directors continuing in office and officers as a group beneficially owned as of March 1, 1994, a total of 810,269 shares of Common Stock, constituting approximately 2.0% of the total Common Stock outstanding on that date. More specifically, according to the information confirmed by them, the individuals named in the table below beneficially owned (as defined) as of March 1, 1994, the number of shares shown in the table. Except as otherwise noted, these individuals have sole voting and investment power with respect to the shares listed.

============================================================================================================================
                                                                                     Amount and Nature of Shares
                                                                                          Beneficially Owned
    Name                                                                                 as of March 1, 1994
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                              Right to           Contingent
                                                                          Direct(1)          Acquire(2)           Shares(3)
                                                                          ---------          ----------          -----------
M. Caspari, Director                                                         1,808                942                   0
V. J. Corbo, Officer                                                         8,738             21,100               3,600
R. K. Elliott, Director and Officer                                         33,223             23,400               5,400
R. M. Fairbanks, III, Director                                               1,093                  0                   0
T. L. Gossage, Director and Officer                                        229,957            161,800              11,600
E. E. Holiday, Director                                                        778                  0                   0
R. G. Jahn, Director                                                         1,650              2,000                   0
G. N. Kelley, Director                                                       1,543              2,000                   0
R. L. MacDonald, Jr., Director                                               2,371              2,000                   0
H. E. McBrayer, Director                                                    10,548              1,000                   0
R. Schwartz, Director and Officer                                           75,675             51,400               5,400
T. G. Tepas, Officer                                                         5,080              7,360               3,600
L. M. Thomas, Director                                                       1,401              2,000                   0
Directors and Officers As a Group (20)                                     414,147            349,307              46,815
===========================================================================================================================

                                      3

    (1) Reported in this column are shares held individually in the named individual's name, individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are:

        a. Shares credited, as of December 31, 1993, to individual accounts under the Hercules Incorporated Savings and Investment Plan ("S&I Plan"): V. J. Corbo, 615 shares; R. K. Elliott, 1,830 shares; T. L. Gossage, 534 shares; R. Schwartz, 383 shares; and T. G. Tepas, 156 shares; and all directors and officers as a group, 9,175 shares. As long as such shares remain in the S&I Plan trust, the named individuals have no power to direct disposition (except for changes in investment medium within the S&I Plan), but do have the same rights to vote and receive dividends (although held in trust until withdrawal as permitted by the S&I Plan) as do other stockholders of Hercules.

        b. Shares subject to restrictions and forfeiture risks during specified restriction periods under either the Hercules Incorporated Long Term Incentive Compensation Plan or the Hercules Incorporated Restricted Stock Plan of 1986 (hereinafter the "Plans"): V. J. Corbo, 6,134 shares; R. K. Elliott, 27,593 shares; T. L. Gossage, 229,423 shares; R. Schwartz, 66,293 shares; and T. G. Tepas, 4,624 shares; and all directors and officers as a group, 363,871 shares. As long as restricted stock awards are subject to the Plans' restrictions, holders of such awards have the same rights, including voting and dividend rights, with respect to the shares covered by the award, as do other stockholders of Hercules, except for the right to sell or transfer those shares as long as they are subject to the restrictions of the Plans.

        c. As first reported in 1992, Mr. Gossage purchased 15,000 shares that are subject to restrictions and risks of forfeiture similar to those under the Hercules Incorporated Restricted Stock Plan of 1986.

        d. Shares awarded (500) to and shares purchased (250) by each non-employee director under the initial, one-time equity award opportunity described on page 7 of this Proxy Statement. These shares, owned of record by Messrs. Caspari, Fairbanks, Jahn, Kelley, MacDonald, McBrayer and Thomas and Ms. Holiday are subject to restrictions on transfer until retirement or resignation.

        e. Shares shown for Mr. Kelley also include 460 shares in which he shares voting and investment power with his spouse.

        f. The shares for Mr. Schwartz include 9,000 shares held in trust.

    (2) Reported in this column are shares of Hercules Common Stock which the named individuals have a right to acquire within 60 days after March 1, 1994.

    (3) Reported in this column are shares contingently awarded under the Hercules Incorporated Long Term Incentive Compensation Plan. These shares are earned in whole or in part according to the degree of achievement of predetermined performance goals over specified performance periods of time and are subject to restrictions and forfeiture risk during such performance periods. As long as the shares are subject to the Plan's restrictions, holders of such awards have the same rights, including voting and dividend rights (on an accrued basis), with respect to the shares, as do other stockholders of Hercules, except for the right to sell or transfer those shares as long as they are subject to the restrictions of the Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In the ordinary course of business, Hercules and its affiliated entities from time to time engage in transactions with other entities whose officers or directors are also directors of Hercules. Hercules believes that all such transactions of this nature were on terms that were reasonable and competitive. Additional transactions of this nature are expected to take place in the ordinary course of business in the future. In 1993, no director had an involvement in such transaction(s), which involvement was of a nature or magnitude to require disclosure under the applicable SEC thresholds.

                            THE BOARD OF DIRECTORS

    The business and affairs of Hercules are managed under the direction of the Board. Members of the Board are kept informed of Hercules' business and affairs primarily through discussions with the Chief Executive Officer and other officers and members of senior management, by reviewing analyses, reports and other materials sent to them each month and by participating in Board and Board Committee meetings. Regular meetings of the Board are scheduled at the end of each year for the ensuing year, and special meetings are scheduled when required. The Board held 8 meetings in 1993; the Board Committees held 32 meetings. No director attended fewer than 91% of the aggregate of the total number of meetings held by the Board or by the Board Committees, on which he or she served.

COMMITTEES OF THE BOARD

    Because of the number of matters requiring Board consideration, and to make the most effective use of each individual Board member's capabilities, the Board has established a number of standing Board Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The major functions of these Board Committees, their current members and the number of meetings held during 1993 are described below.

    The Audit Committee provides on behalf of the Board ongoing oversight of Hercules' auditing, accounting, financial reporting and internal accounting control functions. In performance of its responsibilities, the Audit Committee, among other things, recommends to the Board the firm to be engaged as independent accountants to audit Hercules' financial statements and to perform services related to the audit; reviews with management and the independent accountants the plan and results of the auditing and non-audit services, including related fees; and reviews internal auditing, accounting and financial controls. The Audit Committee met four (4) times during 1993. Current members of the Audit Committee (all non-employee directors) are: Mr. Thomas (Chairperson), Dr. Caspari, Mr. Fairbanks and Mr. Kelley.

    The Compensation Committee, on behalf of the Board, provides ongoing oversight of Hercules' executive compensation and employee benefit plans or programs. In performance of its responsibilities, the Compensation Committee, among other things, reviews and makes recommendations to the Board concerning management's proposals as to the establishment and modification of executive compensation plans and programs. It also performs the duties and responsibilities outlined in the Compensation Committee report on page 13. The Compensation Committee met five (5) times in 1993. Current members of the Compensation Committee (all non-employee directors) are: Mr. MacDonald (Chairperson), Mr. Kelley and Mr. McBrayer.

    The Executive Committee has and may exercise, whenever the Board is not in session, limited powers over certain matters when it would be impractical to call a meeting of the full Board. The Executive Committee meets only on an "as needed" basis and is not permitted to act if any Executive Committee member feels the matter under consideration should be discussed by the full Board. The Executive Committee met one (1) time during 1993. Current members of the Executive Committee are: Mr. Gossage (Chairperson), Mr. Elliott, Prof. Jahn, Mr. MacDonald and Mr. Schwartz.

    The Finance Committee provides on behalf of the Board ongoing oversight of the financial affairs of Hercules and its subsidiaries and affiliates. The Finance Committee has full and final authority as to certain financial matters designated to it by the Board. The Finance Committee is the named fiduciary for, with responsibility to administer, all of Hercules' qualified pension and savings plans. The Finance

Committee met six (6) times during 1993. Current members of the Finance Committee are: Mr. McBrayer (Chairperson), Mr. Elliott, Mr. Fairbanks, Mr. Gossage, Ms. Holiday, Mr. MacDonald and Mr. Schwartz.

    The Nominating Committee's principal roles are (1) to consider and recommend to the Board nominees for election as directors, and (2) to review Board procedures and practices on an annual basis to include the evaluation process for the function and effectiveness of the Board, its Committees as well as individual members. In performance of this function, the Nominating Committee considers potential candidates obtained from a number of sources, including nominees recommended by stockholders. The Nominating Committee met seven (7) times during 1993. Current members of the Nominating Committee (all non-employee directors) are: Mr. Kelley (Chairperson), Dr. Caspari and Prof. Jahn.

    The Technology Committee advises and recommends to the Board on the adequacy of Hercules' technology to support its strategic plans. As part of these efforts the Technology Committee considers a variety of topics including the congruency of the technical plans with the business plans, the adequacy of Hercules' patent strategy on key products and technology, the assessment of potential technology opportunities and shortfalls, and the technical assessment of potential new business opportunities. The Technology Committee met five (5) times in 1993. Current members of the Technology Committee are:
Prof. Jahn (Chairperson), Dr. Caspari, Mr. Elliott, Mr. Gossage, Mr. McBrayer and Mr. Schwartz.

    The Social Responsibility Committee reviews and makes recommendations to the Board concerning Hercules' policies, programs and practices that relate to such social issues of significance as equal employment opportunity; environmental, safety and health matters; and community affairs and relations. The Social Responsibility Committee met four (4) times in 1993. Current members of the Social Responsibility Committee are: Dr. Caspari (Chairperson), Ms. Holiday, Prof. Jahn, Mr. Schwartz and Mr. Thomas.

COMPENSATION OF DIRECTORS

    Directors who are also employees of Hercules or any of its affiliated companies do not receive any fee or extra compensation, as such, for service on the Board or any Board Committees.

    Directors who are not employees of Hercules or any of its affiliated companies ("non-employee directors") receive for their services as a director an annual retainer of $20,000 and a fee of $800 for each Board and each Board Committee meeting attended. In addition, those non-employee directors who also chair a Board Committee receive an additional annual retainer of $3,000. If any non-employee director undertakes special assignments upon the request of Hercules, he or she is compensated at the rate of $800 per day. Directors are also reimbursed for their customary and usual expenses incurred in attending Board, Board Committee and stockholder meetings, including those for travel, food and lodging. The total aggregate amount paid in 1993 to non-employee directors as a group was $282,260, which amount covers expenses (including travel, food and lodging) incurred in attending Board, Board Committee and stockholder meetings.

HERCULES INCORPORATED NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN

    As approved by the stockholders, the Hercules Incorporated Non-employee Director Stock Accumulation Plan, as amended in 1993 ("NEDSAP"), provides a voluntary deferred compensation plan for non-employee directors. Under NEDSAP, a non-employee director may elect, prior to the commencement of any calendar year, to defer a percentage or flat dollar amount of his or her anticipated annual retainer and meeting fees for the calendar year (i) to a memorandum cash account and/or (ii) for exchange of shares of Hercules Common Stock.

    The memorandum cash account accrues interest quarterly until paid. With each election to defer fees, a director must irrevocably decide whether to receive that deferral in a lump sum or in 40 equal installments. Distributions of the deferred amounts begin either the quarter following the quarter a director ceases to be a director or on an anniversary of such date, not later than the fifth such anniversary. In the exchange for shares account, shares will be acquired and credited to each participant's account on the third business day following the disclosure of Hercules' annual earnings -- or for a director who first enrolls during the year, on the third business day following publication of Hercules' next quarterly earnings. Shares acquired are calculated by dividing a director's deferral exchange account balance by 85% of the fair market value of one share of Common Stock on the date of exchange. Such shares are subject to a risk of forfeiture and are held in custody by Hercules and are nontransferable until the director terminates his or her service as a director of Hercules. Dividends are paid quarterly to each participant. Currently, a maximum of 30,000 shares for the group may be exchanged from time to time under NEDSAP.

    Also under NEDSAP, non-employee directors have a stock option plan which provides for the automatic, annual granting of a non-qualified option to each non-employee director to purchase 1,000 shares of Common Stock. The options are granted to each non-employee director during a specified period following the release of Hercules' third quarter earnings. The option price is set at the fair market value of the Common Stock on the date of grant. After holding their options for one full year from the date of grant, a director may exercise his or her right to acquire Common Stock.

EQUITY AWARD

    As of the date on which he or she is for the first time elected a director, Hercules makes available to all new non-employee directors an initial, one time equity award opportunity of 500 shares of Common Stock ("Initial Equity Award"), without payment to Hercules and subject to and upon the purchase of 250 Common Stock shares from Hercules ("Qualifying Shares"). The purchase price per share for Qualifying Shares is an amount equal to the closing price for one share of Common Stock on the day immediately preceding the day of purchase. Both the Initial Equity Award and the Qualifying Shares are not transferable prior to (i) the director's retirement as a director of Hercules pursuant to Hercules' retirement policy for the directors or (ii) the director's termination of service due to death or disability (with respect to a director, an inability to perform duties and services as a director of Hercules by reason of a medically determinable physical or mental impairment, supported by medical evidence, which can be expected to last for a continuous period of not less than six months), whichever is first to occur.

RETIREMENT POLICY

    In addition, Hercules has established a retirement income plan for non-employee directors. For directors with at least five years of Board service, it provides an annual retirement benefit for 10 years in the amount of 60% of the annual Board retainer in effect at the time the director retires from the Board or reaches age 70, whichever is earlier. The benefit increases by 10% of such retainer for each additional year of a non-employee director's service as a director, for a maximum of four additional years. Benefits are payable in quarterly installments, beginning at the later of 65 or when the director retires from the Board.

    A director who reaches retirement age shall serve until the next annual meeting of stockholders. Directors who are also employees of Hercules may continue to serve on the Board beyond the time they have ceased to be active employees, but, as is the case while they are active employees, they will not be compensated for their services as directors. The Board has the discretion to make exceptions to the policy in particular cases.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Based solely on review of the copies of forms furnished to Hercules, or written representations that no annual forms (SEC Form 5) were required, Hercules believes that during 1993 all filing requirements of its officers, directors and 10-percent shareholders for reporting to the Securities and

Exchange Commission their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934) were complied with; except that Marshall Steinberg filed one late report.

PROCEDURE FOR DIRECTOR NOMINATIONS BY STOCKHOLDERS

    Any stockholder may recommend any person as a nominee for director of Hercules by writing to the Chairman of the Nominating Committee, c/o Hercules Incorporated, Hercules Plaza, Wilmington, DE 19894-0001. Recommendations must be accompanied by a statement from the nominee indicating his or her willingness to serve if elected and disclosing his or her principal occupations or employments over the past five years.

MATTERS ON WHICH TO BE VOTED AT THE ANNUAL MEETING

Election of Four Directors (Proxy Item No. 1)

    Hercules' Restated Certificate of Incorporation provides that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than 18. It further provides that directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board currently consists of 11 directors.

    As set forth below and on the proxy card, four nominees are to be elected at the Annual Meeting. These directors comprise the class whose current term expires in 1994 and whose term after the Annual Meeting will expire in 1997. The remaining seven directors are currently serving terms which will expire in 1995 or 1996.

    In accordance with the recommendation of its Nominating Committee, the Board has nominated Richard M. Fairbanks, III, Edith E. Holiday, H. Eugene McBrayer, and Lee M. Thomas, all of whom are currently serving as directors, for election at the Annual Meeting for a term expiring at the 1997 annual meeting of stockholders, and in each case until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

    Except as previously indicated in the case of Hercules' savings plans and the dividend reinvestment plan, in the absence of instructions to the contrary, the proxyholders named on the face of the proxy card have informed Hercules that they will vote the proxies received by them for the designated nominees of the Board for a term of three years and until their successors are chosen and have qualified. In the event some unexpected occurrence results in any of the designated nominees becoming unavailable for election as a director, the Board, in its discretion, may by resolution either provide for a lesser number of directors or designate substitute nominees. In the latter event, the above referenced proxyholders have advised that such shares represented by proxies will be voted for such substitute nominee.

    Certain information regarding each nominee and each director continuing in office after the Annual Meeting is set forth on the following pages.

               NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1997


                    RICHARD M. FAIRBANKS, III      DIRECTOR SINCE OCTOBER 1993

                    MEMBER, FINANCE AND AUDIT COMMITTEES

                    Mr. Fairbanks, age 53, is managing director, Domestic and International Issues at the Center for Strategic & International Studies; and senior counsel at the law firm of Paul, Hastings, Janofsky & Walker. He was Ambassador-at-Large under President Reagan. He is a director of SEACOR Holdings, Inc., and a member of the Advisory Board of The Law Companies Group, Inc.
                    Term to expire at the
                    1994 Annual Meeting of Stockholders

                    H. EUGENE MCBRAYER               DIRECTOR SINCE APRIL 1992

                    CHAIRPERSON, FINANCE COMMITTEE
                    MEMBER, COMPENSATION AND TECHNOLOGY COMMITTEES

                    H. Eugene McBrayer, age 62, retired as president of Exxon Chemical Company, a producer of chemicals, in January 1992 after 37 years with Exxon. Mr. McBrayer is a former chairman of the Board of the Chemical Manufacturers Association and is currently a director of American Air Liquide, Inc. and Air Liquide International. He is also a member of the National Council of the World Wildlife Fund and the Advisory Committee for the Pacific Northwest National Laboratory.
                    Term to Expire at the
                    1994 Annual Meeting of Stockholders

                    EDITH E. HOLIDAY                 DIRECTOR SINCE MARCH 1993

                    MEMBER, FINANCE AND SOCIAL RESPONSIBILITY COMMITTEES

                    Edith E. Holiday, an attorney, age 42, was Assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993. Prior to her White House experience, Ms. Holiday was the General Counsel, United States Treasury Department from 1989 to 1990 and served as Counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, United States Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, Bessimer Trust Company, N.A., Bessimer Trust Company of New Jersey and H. J. Heinz Company.
                    Term to expire at the
                    1994 Annual Meeting of Stockholders

                    LEE M. THOMAS                          DIRECTOR SINCE 1991

                    CHAIRPERSON, AUDIT COMMITTEE
                    MEMBER, SOCIAL RESPONSIBILITY COMMITTEE

                    Lee Thomas, age 49, is senior vice-president, Environment, Government Affairs and Communications of Georgia-Pacific Corporation, a paper company. Formerly, he was chairman and chief executive officer of Law Companies Environmental Group, Inc., an environmental services firm. From January 1985 to January 1989 he was administrator, United States Environmental Protection Agency. Mr. Thomas is also chairman of the Marine Spill Response Corporation.
                    Term to expire at the
                    1994 Annual Meeting of Stockholders

  The Board Recommends a Vote FOR the Election of the Nominees for Director.

    The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required in order to elect each director.

      INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 1995


                    ROBERT G. JAHN                         DIRECTOR SINCE 1985

                    CHAIRPERSON, TECHNOLOGY COMMITTEE
                    MEMBER, EXECUTIVE, NOMINATING AND SOCIAL RESPONSIBILITY COMMITTEES

                    Robert G. Jahn, age 63, assumed his present position as professor, Aerospace Sciences, Princeton University, in 1967. He served as Dean of the School of Engineering/ Applied Science at Princeton from 1971 to 1986. He also is a director of Roy F. Weston, Inc., an environmental services firm.

                    Term to expire at the
                    1995 Annual Meeting of Stockholders

                    RICHARD SCHWARTZ                       DIRECTOR SINCE 1989

                    EXECUTIVE VICE PRESIDENT AND PRESIDENT, HERCULES AEROSPACE COMPANY
                    MEMBER, EXECUTIVE, FINANCE, SOCIAL RESPONSIBILITY AND TECHNOLOGY COMMITTEES

                    Richard Schwartz, age 58, has been Hercules' executive vice president since January 1991 and the president of Hercules Aerospace Company since October 1989. He was a Senior Vice President of Hercules from 1989 to the end of 1990. Before joining Hercules in 1989, for several years he had been president of the Rocketdyne Division of Rockwell International Corporation, a producer of liquid rocket engine systems.

                    Term to expire at the
                    1995 Annual Meeting of Stockholders

                    RALPH L. MACDONALD, JR.                DIRECTOR SINCE 1989

                    CHAIRPERSON, COMPENSATION COMMITTEE
                    MEMBER, EXECUTIVE AND FINANCE COMMITTEES

                    Ralph L. MacDonald, age 52, is a principal in Island Capital Corporation, a private investment firm dedicated to the acquisition and development of small to medium-sized industrial manufacturing and distribution companies. Mr. MacDonald was formerly managing director, Global Corporate Finance, of Bankers Trust Company, a banking institution. Mr. MacDonald is also a director of United Meridian Corporation.

                    Term to expire at the
                    1995 Annual Meeting of Stockholders

      INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 1996


                    MANFRED CASPARI                        DIRECTOR SINCE 1990

                    CHAIRPERSON, SOCIAL RESPONSIBILITY COMMITTEE
                    MEMBER, AUDIT, NOMINATING AND TECHNOLOGY COMMITTEES

                    Manfred Caspari, age 69, retired as the Director General for Competition, European Economic Community (EEC) in 1989. Prior to his EEC experience, he worked in the Ministry of Economic Affairs for the German Government. From January 1990 to December 1992, Dr. Caspari was Chairman of the International Commission for the Protection of the Rhine against polution. Since January 1992 he has been an advisor to the Badische Stahlwerke (steelworks) in Kehl, Germany.

                    Term to expire at the
                    1996 Annual Meeting of Stockholders

                    R. KEITH ELLIOTT                       DIRECTOR SINCE 1991

                    SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER MEMBER, EXECUTIVE, FINANCE AND TECHNOLOGY COMMITTEES

                    R. Keith Elliott, age 52, has been Hercules' senior vice president and chief financial officer since March 1991. Before joining Hercules in 1991, he had been senior vice president and chief financial officer of Engelhard Corporation, a producer of catalysts, engineered materials, precious metals and derivative products. He joined Engelhard in 1981.

                    Term to expire at the
                    1996 Annual Meeting of Stockholders

                    THOMAS L. GOSSAGE                      DIRECTOR SINCE 1989

                    CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
                    OFFICER
                    CHAIRPERSON, EXECUTIVE COMMITTEE
                    MEMBER, FINANCE AND TECHNOLOGY COMMITTEES

                    Thomas L. Gossage, age 59, has been Hercules' chairman of the board and chief executive officer since January 1991 and was elected president in June 1992. He had been a senior vice president of Hercules since September 1989 and president and chief executive officer of The Aqualon Group, a group of entities wholly owned by Hercules, since October 1989. Before joining Hercules in 1988 as president, Hercules Specialty Chemicals Company, he had been a group vice president at Monsanto Company, a chemical producer. Mr. Gossage is a director of Wilmington Trust Company and The Dial Corporation. He is also a member of the Business Roundtable.

                    Term to expire at the
                    1996 Annual Meeting of Stockholders

                    GAYNOR N. KELLEY                       DIRECTOR SINCE 1989

                    CHAIRPERSON, NOMINATING COMMITTEE
                    MEMBER, AUDIT AND COMPENSATION COMMITTEES

                    Gaynor N. Kelley, age 62, became chairman and chief executive officer of The Perkin-Elmer Corporation, a manufacturer of analytical instrumentation and materials coating systems, in December 1990. He was elected president and chief operating officer of Perkin-Elmer in 1985 and has been a director of the company since 1984. Mr. Kelley is also a director of Clark Equipment Company. Mr. Kelley also serves on the Connecticut Commission for Excellence in Education and is a member of the Business Roundtable.

                    Term to expire at the
                    1996 Annual Meeting of Stockholders

Ratification of Independent Accountants (Proxy Item No. 2)

    Upon the recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand as independent accountants of Hercules for 1994. This appointment is subject to ratification by the stockholders. If the stockholders do not ratify the appointment, the Audit Committee and the Board will reconsider the appointment.

    Coopers & Lybrand, which has offices or affiliates convenient to most of the localities in which Hercules and its affiliates operate worldwide, has been the independent public accountant for Hercules and most of its affiliates for many years. The Board believes that the firm's long-term knowledge of Hercules' business is most valuable, enabling it to carry out its assignments and responsibilities with effectiveness and efficiency. In keeping with the established policy of Coopers & Lybrand, partners and employees of the firm engaged in auditing Hercules are periodically changed. Among other benefits, this practice gives Hercules the advantage of new expertise and experience. Coopers & Lybrand persons have direct access to members of the Audit Committee and regularly attend the Audit Committee's meetings.

    At its December 1993 meeting, the Audit Committee reviewed all services provided by Coopers & Lybrand to ensure that the services provided in 1993 were within the scope previously approved by the Audit Committee; at the same time, it concluded that the non-audit services performed by Coopers & Lybrand did not impair its independence as accountants for Hercules.

    Hercules has been informed that, as in past years, representatives of Coopers & Lybrand will be present at the Annual Meeting to respond to appropriate stockholder questions. They will be given the opportunity to make a statement if they so desire.

               The Board Recommends a Vote FOR Ratification of
                Coopers & Lybrand as Independent Accountants.

    The affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is required in order to ratify Coopers & Lybrand as independent accountants.

                            EXECUTIVE COMPENSATION


                     REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

    The objectives of Hercules' executive compensation program are to motivate management to create shareholder value by linking executive compensation with the returns realized by shareholders and ensure the continued growth and performance of Hercules by attracting, retaining, and motivating talented executives through competitive compensation.

    The Compensation Committee, composed of three independent non-employee directors, has the responsibility to administer executive compensation programs, policy and practice.

    There are three elements which constitute Hercules' executive compensation program: base pay, an annual incentive program, and a long-term incentive compensation program.

BASE PAY

    Hercules' executive base pay program is based on individual performance and comparing Hercules' executive compensation to the compensation for comparable positions in chemical and general industry companies, including many of the companies designated in the Standard & Poors Chemical Index.

    The Compensation Committee determined Mr. Gossage's 1993 base pay by considering, without specific weighting, (i) an analysis of competitive CEO compensation in diversified chemical companies; (ii) input from three outside consulting firms who reviewed competitive data and estimated a competitive level of base pay for Mr. Gossage; (iii) progress towards Hercules' stated 14% ROE goal; (iv) Hercules' improvement in shareholder value during the prior year (see the second chart on page 16); (v) Hercules' asset portfolio realignment; and (vi) the continued improvement of Hercules operating performance. Pursuant to such considerations, the Compensation Committee determined that a base pay of $735,000 for Mr. Gossage in 1993 was appropriate.

    In the case of other executive officers, their respective base pay was determined, without specific weighting, upon consideration of competitive compensation data as obtained from analysis of selected chemical company salaries, published industry surveys for comparable positions and individual performance.

ANNUAL INCENTIVE COMPENSATION

    Under the Hercules Incorporated Annual Management Incentive Compensation Plan (MICP), bonuses are paid in cash, or a combination of cash and restricted stock, in the year following the calendar year of performance, based on the achievement of predetermined corporate, business unit, corporate staff unit and/or individual goals. The MICP provides that no payouts will occur unless the minimum level of performance as established by the Compensation Committee is exceeded. A maximum of 200% of target may be paid upon achievement of outstanding performance. Once established, the Compensation Committee may adjust the performance level expected for minimum, target, or maximum payouts only upon the occurrence of extraordinary event(s). In the last three years, the Compensation Committee has not waived the minimum level of performance nor adjusted the target or maximum goals required for payout. In 1993, the Compensation Committee increased the cap on the maximum individual payouts to reflect outstanding individual performance while maintaining the overall pool at the 200% cap.

    The Compensation Committee approved the 1993 MICP pool at the maximum level. In its measurement of Hercules corporate results for 1993, the Compensation Committee used the 1993 corporate goal of earnings per share (EPS). EPS was chosen because it is an indicator of the consistency of company performance. In 1993, Hercules achieved an EPS of $4.78 before required FAS 106, 109, and 112 adjustments. In addition to this above goal of EPS, the 1993 pool reflected without specific weighting (i) Hercules substantial progress on major strategic and tactical initiatives;
(ii) Hercules year to year improvement in return on equity (12.2% up from 9.2%), improvement in EPS; and increased earnings before the effect of accounting changes of $40 million over 1992, all as compared to peer companies; and (iii) cash flow increase before financial activities and dividends.

    Eighty percent of Mr. Gossage's MICP payout is attributable to corporate performance. With respect to the remaining 20%, the Compensation Committee considered Mr. Gossage's individual accountabilities, and, without specific weighting, (i) the positive result on the Titan recovery, (ii) progress on important restructuring and future growth issues, (iii) implementation of critical safety and environmental programs, (iv) progress on the establishment of management development programs and (v) the development of a culture which values diversity. In light of such considerations, a final 1993 MICP payout to Mr. Gossage of $924,000 was approved by the Compensation Committee.

    The final 1993 MICP payouts as approved by the Compensation Committee for Mr. Richard Schwartz, Mr. R. Keith Elliott, Mr. Thomas G. Tepas, and Dr. Vincent J. Corbo was an aggregate of $1,346,000 for such four individuals as a group. In the approval of the 1993 MICP payouts to such individuals, the Compensation Committee considered, without specific weighting, Hercules corporate performance and the individuals' contributions to Hercules' success.

LONG TERM INCENTIVE COMPENSATION

    In 1993, Hercules placed long-term executive compensation emphasis on shareholder value creation through grants of stock options and on executive share ownership through grants of performance shares.

    Under the Long Term Incentive Compensation Plan (LTICP), the Compensation Committee approves the pool of shares and options to be awarded to all employees and the specific awards for officers and certain other key employees. In accordance with the provisions of the LTICP, the Chief Executive Officer approves all awards for other employees.

    Receipt of performance shares under the LTICP is dependent on the achievement of certain three year goals and can vary from 0% to 200% of the targeted number of shares. Once established, the Compensation Committee will consider changes to such goals only upon implementation of mandated accounting changes, such as Financial Accounting Standards Board (FAS) pronouncements. The LTICP provides that no payouts will occur unless the minimum level of corporate performance as established by the Compensation Committee is exceeded. In the last three years, the Compensation Committee has not waived or lowered the minimum level of performance required for payout. In 1993, the Compensation Committee raised the 1993 corporate goals to recognize the favorable impact of FAS accounting standards 106, 109 and 112. In 1993, the goals for the receipt of performance shares are the accomplishment of certain return on equity objectives.

    In 1993, the Compensation Committee granted Mr. Gossage 5,800 performance shares payable upon the achievement of performance goals in 1995, and 44,000 stock options. In making this grant, the Compensation Committee considered, without specific weighting, the value of long-term incentives, as such value was determined by two outside consulting firms; the ratio of performance shares and stock options; and the number of performance shares and stock options granted in the prior year.
    In 1993, the Compensation Committee also approved grants to Mr. Richard Schwartz, Mr. R. Keith Elliott, Mr. Thomas G. Tepas, and Dr. Vincent J. Corbo which aggregated 9,000 performance shares and 72,000 stock options for such four individuals as a group. In approving these grants, the Compensation Committee considered, without specific weighting, the same factors as for Mr. Gossage.

    In 1994, the Compensation Committee approved a maximum level payout of the 1991 performance shares awards based on the achievement of outstanding level of performance in 1991-1993 performance period. Such payout was based solely on the achievement of 9.9% average Return on Equity for 1991, 1992 and 1993.
    For Mr. Gossage, the number of performance shares approved from the 1991 award by the Compensation Committee in 1994 was 4,900. For Mr. Richard Schwartz, Mr. R. Keith Elliott, Mr. Thomas G. Tepas, and Dr. Vincent J. Corbo the aggregate number of shares approved by the Committee was 8,540.

DEDUCTIBILITY OF COMPENSATION

    Under the new Section 162(m) of the Internal Revenue Code, certain forms of compensation in excess of $1,000,000 may no longer be deducted for taxes for employees included in the compensation table. The Compensation Committee undertook a review of Hercules' current plans and practices and determined that Hercules would not suffer adverse impact in 1994, that the nature of the disclosure requirements was such that the company would compromise the confidentiality of its business strategy, and that a review in 1994 would be undertaken upon publication of the final regulations.

PERFORMANCE CHARTS

    The following graphs on page 16 demonstrate a five-calendar year and three-calendar year comparison of cumulative total returns based on an initial investment of $100.00 in Common Stock as compared with the S&P 500 (Broad Market Index) and the S&P Chemical Index. The second graph, showing the three-year comparison of cumulative total returns, is included to highlight the improvement in shareholder value since Mr. Gossage became CEO in January of 1991 and installed a new management team, which includes Messrs. Schwartz, Elliott, and others.
                               COMPENSATION COMMITTEE

                               R. L. MacDonald, Jr., Chairperson
                               G. N. Kelley
                               H. E. McBrayer
                                      15

                        GRAPHS HERE ON PRINTED PROXY

Summary Compensation Table

    The following table shows, for the last three fiscal years, cash and other compensation paid or accrued for those years, to each of Hercules' five most highly compensated executive officers. The amounts of Other Annual Compensation and All Other Compensation for 1991 are not required to be reported (NR).

=============================================================================================================================
                                                                                  Long Term Compensation
                                         Annual Compensation                    Awards             Payouts
- ------------------------------------------------------------------------------------------------------------------------------
        Name
        and
     Principal                                             Other        Restricted   Securities
      Position                                             Annual         Stock      Underlying     LTIP         All Other
                          Year    Salary      Bonus     Compensation   Award(s)(2)     Options     Payouts    Compensation(4)
                                    ($)        ($)          ($)            ($)           (#)       ($)(3)           ($)

- ------------------------------------------------------------------------------------------------------------------------------
T. L. Gossage             1993    $725,834   $924,000      $18,209        $1,870,939     44,000     $      0       $131,516
 Chm., Pres., and CEO     1992     680,004    816,000       11,347                 0     44,000            0         71,451
                          1991     504,000    490,000           NR         1,309,175     98,500            0             NR

R. Schwartz               1993     403,228    407,000        9,675           650,545     18,000      903,102         55,545
 Exec. VP & Pres., HAC    1992     386,868    375,000        8,629                 0     18,000            0         39,321
                          1991     366,000    210,000           NR            41,895      9,000            0             NR

R. K. Elliott(1)          1993     350,830    426,000        6,962           164,459     18,000            0         42,028
 Sr. VP & CFO             1992     325,000    330,000        5,545                 0     18,000            0         19,144
                          1991     219,318    200,000           NR           388,145      9,000            0             NR

T. G. Tepas               1993     218,750    260,000        9,027             8,335      8,000            0         56,764
 Sr. VP, Administration   1992     203,300    188,000          391                 0     18,000            0         46,434
                          1991     148,510     78,400           NR            25,358      8,000            0             NR

V. J. Corbo               1993     220,420    248,000        5,444             9,220      8,000            0         52,860
 Grp. VP & Pres.          1992     204,334    208,000        2,619                 0     18,000            0         43,298
 HF&FPC                   1991     161,385    121,095           NR            25,358      4,800            0             NR

===========================================================================================================================

Footnotes to Summary Compensation Table:

(1) The amount shown for R. K. Elliott in 1991 reflects that he joined Hercules in March 1991.

(2) The amounts appearing in this column are the dollar values of restricted stock awards, granted during each reporting year. Each value is determined by multiplying the number of shares in each award grant by the closing market price of Hercules Common Stock on the date of grant and subtracting the consideration, if any, paid by the named executive officer. Dividends, as and when payable to stockholders generally of Common Stock, will be paid on the restricted stock. Such closing price was $113.50.

    The value of each holding is determined by taking the number of shares multiplied by the closing market price of Hercules Common Stock on December 31, 1993, minus the amount of consideration, if any, paid by the named executive for such restricted stock award. Such holdings and values are: T. L. Gossage, 210,784 shares, valued at $13,330,051; R. Schwartz, 57,253 shares, valued at $2,721,821; R. K. Elliott, 24,634 shares, valued at $1,864,119; T. G. Tepas 1,623 shares, valued at $127,819; and V. J.
    Corbo, 3,066 shares, valued at $295,745. Included in the above totals are shares that each named executive purchased under the terms of the Hercules Incorporated Long Term Incentive Compensation Plan. The aggregate amount paid for these shares by the named executives was $13,069,349. Portions of these shares are subject to forfeiture upon termination from Hercules. The total for Mr. Gossage also includes 15,000 shares that he purchased in 1991.

    In addition to the restricted stock awards cited above, current phantom stock holdings (the cash equivalent of restricted stock) for the named executives are: R. Schwartz 28,700 units valued at
                                        17

    $3,257,450; and V. J. Corbo, 610 units valued at $69,235. These amounts are valued in the same manner as the restricted stock awards shown on this table.

(3) As reported in the 1993 Proxy Statement, Mr. Schwartz had an opportunity to receive up to 40,000 phantom units under the Phantom Stock Plan upon the achievement of pre-established performance objectives for the Hercules Aerospace Company during a performance period extending from January 1, 1991, through December 31, 1993. The amount reported in this column reflects a payout to Mr. Schwartz on 12,000 phantom units from this award reflecting performance accomplished in 1992. The remaining 28,000 phantom units will be evaluated in 1994 reflecting performance in 1993.

(4) The components of the amounts shown in this column consist of (i) matching contributions made by Hercules on behalf of each of the named executives to Hercules' Savings and Investment Plan and to the Hercules Nonqualified
    Savings   Plan   (T.   L.   Gossage,   $43,312;   R.   Schwartz,  $22,597;
    R. K. Elliott, $11,987; T. G. Tepas, $11,090; and V. J. Corbo, $11,930);
    (ii) dividend and dividend equivalents accrued in 1993 on performance shares and stock options under Hercules' Long Term Incentive Compensation Plan (T. L. Gossage, $30,874; R. Schwartz, $14,991; R. K. Elliott, $14,991; T. G. Tepas, $33,995; and V. J. Corbo, $33,995); (iii) interest and dividend equivalents vested to T. L. Gossage in the amount of $39,223 upon exchange of phantom stock to restricted stock; and
    (iv) the dollar value of premiums for life insurance under Hercules' Survivor Benefit Plan (T. L. Gossage, $18,107; R. Schwartz, $17,957;
    R. K. Elliott, $20,330; T. G. Tepas, $11,679; and V. J. Corbo, $6,935).

Options Grants Table

    The following table contains information regarding the grant of stock options in 1993 to the five most highly compensated executive officers of Hercules. All grants were made in the form of non-qualified stock options.

==============================================================================================================================
                      Options Grants in Last Fiscal Year
                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                            Annual Rates of Stock
                                                                                            Price Appreciation for
                              Individual Grants                                                  Option Term
- ------------------------------------------------------------------------------------------------------------------------------
                      Number of      % of Total
                      Securities      Options
                      Underlying     Granted to      Exercise
                       Options       Employees        or Base
                       Granted       in Fiscal         Price       Expiration
Name                    (#)(1)          Year          ($/Sh)          Date      0%(2)          5% ($)(2)        10% ($)(2)
- ------------------------------------------------------------------------------------------------------------------------------
T. L. Gossage            44,000         14.6        $75.00           4/29/03      0%      $    2,075,352      $    5,259,350
R. Schwartz              18,000          6.0         75.00           4/29/03      0              849,008           2,151,552
R. K. Elliott            18,000          6.0         75.00           4/29/03      0              849,008           2,151,552
T. G. Tepas               8,000          2.7         75.00           4/29/03      0              377,337             956,245
V. J. Corbo               8,000          2.7         75.00           4/29/03      0              377,337             956,245

All Optionees           308,850          --          77.6349(3)                   0           15,079,350          38,214,059

All Shareholders      40,837,000         --          77.6349           --         0        1,993,834,656       5,052,768,483


Optionee Gain
  as % of All
  Shareholders
  Gain                    --             --              --            --         0                  0.76%               0.76%
==============================================================================================================================


                                      18

Footnotes to Options Grants Table:

(1) Grants to named executives were made with the following exercise dates:
    40% may be exercised on 4/29/94; 40% on 4/29/95; and the remaining 20% on 4/29/96.

(2) The dollar amounts illustrate value that might be realized upon exercise of the options immediately prior to the expiration of their term, covering the specific compounded rates of appreciation set by the Securities and Exchange Commission (5% and 10%) and are not, therefore, intended to be forecasts by Hercules of possible future appreciation, if any, of the stock price of Hercules. The 0% column illustrates that value of the options to the optionee is dependent on stock price appreciation.

(3) Weighted average price for all options granted to employees during 1993.

Option Exercises and Year-End Value Table

    The following table shows information with respect to the five most highly compensated executive officers regarding the exercise of options during the last fiscal year and unexercised options held by them as of December 31, 1993.

=============================================================================================================================
   Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Value
                                               Value            Number of Securities                Value of Unexercised
                       Shares Acquired        Realized         Underlying Unexercised               In-the-Money Options
       Name            on Exercise (#)          ($)            Options at FY-End (#)                  at FY-End ($)(1)
- ------------------------------------------------------------------------------------------------------------------------------
                                                           Exercisable      Unexercisable       Exercisable     Unexercisable
T. L. Gossage                   0                   0        138,500           76,100           $10,375,600      $3,708,875
R. Schwartz                     0                   0         42,400           30,600           $ 3,054,300      $1,476,450
R. K. Elliott                   0                   0         14,400           30,600           $   982,800      $1,476,450
T. G. Tepas                 1,920             $88,080          3,200           23,760           $   191,200      $1,313,480
V. J. Corbo                     0                   0         16,940           23,760           $ 1,191,954      $1,313,480
==============================================================================================================================

(1) The closing price for Common Stock as reported by the New York Stock Exchange on December 31, 1993 was $113.50. Value is calculated on the basis of the difference between the option exercise price and $113.50 multiplied by the number of shares of Common Stock underlying the option.

Long-Term Incentive Plan Awards Table

    The following table provides information with respect to awards made to the five most highly compensated executive officers of Hercules under its long-term incentive compensation plan.

=============================================================================================================================
             Long-Term Incentive Plan Awards in Last Fiscal Year
                                                                                   Estimated Future Payouts under
                                                                                     Non-Stock Price Based Plans
                                                                        -----------------------------------------------------
                                Number of          Performance or
                              Shares, Units         Other Period           Threshold           Target             Maximum
                                or Other          Until Maturation            (#)                (#)                (#)
         Name                 Rights (#)(1)          or Payout              (2)(5)             (3)(5)             (4)(5)
- -----------------------------------------------------------------------------------------------------------------------------
T. L. Gossage                     5,800           1/1/93 -12/31/95             0                5,800             11,600
R. Schwartz                       2,700           1/1/93 -12/31/95             0                2,700              5,400
R. K. Elliott                     2,700           1/1/93 -12/31/95             0                2,700              5,400
T. G. Tepas                       1,800           1/1/93 -12/31/95             0                1,800              3,600
V. J. Corbo                       1,800           1/1/93 -12/31/95             0                1,800              3,600
=============================================================================================================================


                                      19

(1) The totals in this column reflect the number of performance shares awarded to each of the named executive officers in 1993 under the Hercules Incorporated Long Term Incentive Compensation Plan. The actual amount payable at the conclusion of the performance period is dependent on the executive's attainment of certain performance goals, including a predetermined corporate return on equity ("ROE") and a predetermined return on capital ("ROC") of the executive's business unit. As determined by the Compensation Committee, the above target performance shares will vest to the named executive officer if Hercules achieves a certain three-year average ROE, and the grant to Mr. Schwartz will vest at target level if Hercules achieves a certain ROE goal and his business unit achieves a certain ROC goal.

(2) The totals in this column represent the number of shares of Common Stock that could be received by the named executive officer upon the attainment of a predetermined minimum performance goal.

(3) The amounts in this column represent the number of shares of Common Stock that would be received by the named executive officer upon the full attainment of the predetermined performance goals as set out in Footnote
    (1), above.

(4) The amounts in this column reflect the number of shares of Common Stock that could be received by the named executive officer upon the attainment of predetermined maximum performance goals. Upon attainment of the maximum performance goal the payout received by the executive would consist of the number of shares of Common Stock payable upon the attainment of the target performance goal plus an additional amount that would be paid either in Common Stock or cash at the Compensation Committee's option. The cash value would be calculated based on the fair market value of the Common Stock on the date of the payout.

(5) Attainment of a performance level between the predetermined minimum, target, and maximum goals would yield a payout based on the proportional amount of the target goal achieved or surpassed.

Pension Plans Table

    The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules' qualified benefits pension plan, as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.

==============================================================================================================================
                                                                 Years of Service
      Remuneration           15 Years            20 Years            25 Years            30 Years            35 Years
- ------------------------------------------------------------------------------------------------------------------------------
       $  125,000           $ 28,272.00         $ 37,696.00         $ 47,120.00         $ 56,544.00         $ 65,968.00
          175,000             40,272.00           53,696.00           67,120.00           80,544.00           93,968.00
          225,000             52,272.00           69,696.00           87,120.00          104,544.00          121,968.00
          250,000             58,272.00           77,696.00           97,120.00          116,544.00          135,968.00
          300,000             70,272.00           93,696.00          117,120.00          140,544.00          163,968.00
          400,000             94,272.00          125,696.00          157,120.00          188,544.00          219,968.00
          450,000            106,272.00          141,696.00          177,120.00          212,544.00          247,968.00
          500,000            118,272.00          157,696.00          197,120.00          236,544.00          275,968.00
          600,000            142,272.00          189,696.00          237,120.00          284,544.00          331,968.00
          700,000            166,272.00          221,696.00          277,120.00          332,544.00          387,968.00
          800,000            190,272.00          253,696.00          317,120.00          380,544.00          443,968.00
          900,000            214,272.00          285,696.00          357,120.00          428,544.00          499,968.00
        1,000,000            238,272.00          317,696.00          397,120.00          476,544.00          555,968.00
        1,750,000            418,272.00          557,696.00          697,120.00          836,544.00          975,968.00
==============================================================================================================================


    Annual contributions by Hercules to its qualified pension plan, if any are required, are determined actuarially by an independent actuary, and no amount is attributed to an individual employee. Due to the funded status of the Plan, there was no Hercules contribution to the Plan in 1993.

    Except in special cases (e.g., see below Employment Contracts and Termination of Employment and Change-In-Control Arrangements), the aggregate retirement benefit, under both the qualified and nonqualified plans, is a monthly amount determined by taking the sum of (i) 1.2% of the employee's average monthly earnings (based on the highest five consecutive calendar years during the last 10 calendar years of employment) up to one-half the Social Security Tax Base ($57,600 in 1993), and (ii) 1.6% of the employee's average monthly earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. For this purpose, "average monthly earnings" consist of salary plus annual incentive or bonus compensation.

    For Messrs. Gossage, Elliott, Schwartz, Tepas and Corbo compensation used for calculating retirement income benefits consists of the highest 5 consecutive years of average monthly earnings. These amounts for 1993, are shown under the "Salary" and "Bonus" columns of the Summary Compensation Table. The estimated credited years of service for Messrs. Gossage, Elliott, Schwartz, Tepas and Corbo are 32, 8, 36, 23 and 25, respectively.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

    It is and has been for many years Hercules' policy to indemnify its officers and directors against any costs, expenses and other liabilities to which they may become subject by reason of their service to Hercules, and to insure its directors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate governance. In this regard, Hercules' By-Laws require that Hercules indemnify and advance costs and expenses to its directors and officers as permitted by the law of the state of Delaware.

    In furtherance to the above indemnification policy, Hercules has purchased directors and officers liability insurance, and has entered into employment and indemnification agreements with certain employee directors, officers and other key management personnel. This insurance, together with the indemnification agreements, and the employment agreements described in the next succeeding paragraphs, supplement the provisions in Hercules' Restated Certificate of Incorporation -- which eliminates the potential monetary liability of directors to Hercules or its stockholders in certain situations as permitted by law. The cost for such insurance was $911,415 in 1991; $942,875 in 1992; and $1,161,790 in 1993.

    Since 1986, Hercules has also entered into separate agreements with all of the executive officers named in the Summary Compensation Table, and a limited number of other key management personnel, that become operative only upon a change of control (as defined in the agreement) of Hercules or other specified event. These agreements provide for the continuation of salary and certain benefits for a specifed period of time upon involuntary termination of employment within two years following a change of control in Hercules or upon other specified events. The agreements also provide that, once they become operative, the contracting executive shall also be given three additional years of service for purposes of calculating pension benefits and, to the extent needed for taking an unreduced early retirement, the contracting executive shall have up to five years added to his actual age (provided no credit shall accrue to the executive beyond his 65th birthday). This additional benefit is provided on a nonqualified, unfunded basis.

    In addition to the agreements above, Hercules has entered into an employment agreement with R. K. Elliott which is not contingent upon an unauthorized change in control and is currently in effect. The agreement, entered into in April 1991, is effective for a three (3)-year term until April 1994 with options to extend it until April 1996. Yearly compensation is set at a minimum of $300,000 to be paid in equal monthly amounts and once increased may not be decreased. Per the terms of the agreement, at the time Mr. Elliott joined Hercules, he was granted 10,000 shares of restricted stock to vest in 5 years from the date of grant. For purposes of pension formula calculations, Mr. Elliott will receive credit for two additional years of service with Hercules for each year of actual Hercules service until the additional years of credit equal his service with his former employer. The benefit derived from this enhanced formula, however, will be offset by the benefit earned under the pension plan of the former employer. Additionally, unless Mr. Elliott voluntarily terminates his employment or is otherwise discharged for cause, Hercules will make benefits and incentive compensation calculations as if Mr. Elliott were 55 years of age until February 1997.

    Mr. Gossage has an arrangement with Hercules whereby he is entitled to receive pension benefits calculated as though his service with Monsanto Company had been spent with Hercules, offset by the actual deferred vested pension to which he is entitled from Monsanto.

    Mr. Schwartz has an arrangement with Hercules whereby, should he choose to retire, his retirement benefit under the Hercules Pension Plan will be calculated using his total credited service at his former employer and Hercules, less the actual retirement income received from the former employer.

Proxy Solicitation Costs

    The entire cost of soliciting proxies will be borne by Hercules. Hercules has engaged Morrow & Co., Inc. to assist in the distribution of proxy materials and with the solicitation of proxies for a fee of $8,000 plus out-of-pocket expenses. Proxies may be solicited through the mail and personally by telephone or telegram by the directors, officers and regular employees of Hercules without additional compensation for such services.

    Hercules will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock.

1995 Stockholder Proposals

    Stockholders of Hercules wishing to include proposals in Hercules' proxy materials to be distributed in connection with the 1995 annual meeting of stockholders must submit the same in writing so as to be received by Hercules at its principal office at Hercules Plaza, Wilmington, DE 19894-0001, on or before November 23, 1994. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                       By Authority of the Board of Directors,

                                                         ISRAEL J. FLOYD, ESQ.
                                                           Corporate Secretary

Wilmington, Delaware
March 14, 1994

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant (     )
Filed by a Party other than the Registrant (     )

Check the appropriate box:

(     ) Preliminary Proxy Statement
(  X  ) Definitive Proxy Statement
(     ) Definitive Additional Materials
(     ) Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                            HERCULES INCORPORATED
- ------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             THE WINCHELL COMPANY
- ------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
(  X  ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(j)(2).
(     ) $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
(     ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
        and 0-11.

        1) Title of each class of securities to which transaction applies:
        ----------------------------------------------------------------------
        2) Aggregate number of securities to which transaction applies:
        ----------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ----------------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:
        ----------------------------------------------------------------------
        Set forth the amount on which the filing fee is calculated and state how it was determined.

(     ) Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify, the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:
        ----------------------------------------------------------------------
        2) Form, Schedule or Registration Statement No.:
        ----------------------------------------------------------------------
        3) Filing Party:
        ----------------------------------------------------------------------
        4) Date Filed:
        ----------------------------------------------------------------------